As filed with the Securities and Exchange Commission on March 1, 2006	Registration No: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Hanson PLC
(Exact name of registrant as specified in its charter)

England and Wales	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Grosvenor Place London SW1X 7JH, England	None
(Address of principal executive offices)	(Zip Code)

The Hanson Building Materials America Retirement Savings and Investment Plan
The 401(k) Retirement Plan of Hanson Building Materials America
(Full title of the plans)

HBMA Holdings, Inc.
8505 Freeport Parkway
Suite 138
Irving, Texas 75063
Attention: Michael H. Hyer
(Name and address of agent for service)

(469) 417-1300
(Telephone number, including area code, of agent for service)

Copy of all communications to:
Graham Dransfield
Hanson PLC
1 Grosvenor Place
London SW1X 7JH
+44 (20) 7259 4114

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee
Ordinary Shares Plan Interests	3,500,000 N/A	$ 12.164 N/A	$ 42,574,000 N/A	$ 4,555.42 N/A

(1)	This registration statement covers 3,500,000 Ordinary Shares of Hanson PLC which may be offered or sold pursuant to either (i) the Hanson Building Materials America Retirement Savings and Investment Plan, or (ii) the 401(k) Retirement Plan of Hanson Building Materials America. Each Ordinary Share is represented by 1/5 of an American Depositary Share. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of Ordinary Shares which may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.
(2)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low February 22, 2006 sales prices of the Registrant’s American Depositary Shares on the New York Stock Exchange.

EXPLANATORY NOTE

In connection with the offering by Hanson PLC (the “Registrant”) of investment opportunities in the Hanson Building Materials America Retirement Savings and Investment Plan (the “RSIP”) and the 401(k) Retirement Plan of Hanson Building Materials America (collectively, the “Plans”), the Registrant and the Plans will permit participants in the Plans to invest their account balances in a unitized stock fund consisting predominately of the Registrant’s American Depositary Shares (“ADSs”), each of which represents five (5) Ordinary Shares of the Registrant, and of cash investments. Based on the level of investments from time to time in the unitized stock fund by participants in the Plans, the trustee of the unitized stock fund will purchase or sell ADSs on the New York Stock Exchange at then prevailing market prices. The Company will not issue any Ordinary Shares to the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this registration statement and made a part hereof:

(a) The Registrant’s Annual Report for the fiscal year ended December 31, 2005, filed on Form 20-F on March 1, 2006.

(b) The RSIP’s Annual Report for the fiscal year ended December 31, 2004, filed on Form 11-K/A on March 1, 2006.

(c) The Registrant’s Memorandum and Articles of Association filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, which includes a description of the Registrant’s ordinary shares, having a nominal value of £0.10 per share (the “Ordinary Shares”) and the ADSs representing the Ordinary Shares of the Registrant and reports filed for the purpose of updating such description.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All reports and other documents subsequently filed by the Registrant or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all reports on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The relevant provisions of the Companies Act 1985 (as amended), under which the Registrant is incorporated, are sections 309A, 309B, 309C, 310, 337A and 727.

Section 309A provides:

“(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of: (a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of: (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6)	In this section: “associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

Section 309B provides:

“(1)	For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director: (a) to the company, or (b) to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay: (a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director: (a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely: (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)	In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8)	In this section “associated company” and “provision” have the same meaning as in section 309A.”

Section 309C provides:

“(1)	Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

(2)	If: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

(3)	If the company has made a qualifying third party indemnity provision and: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

(4)	Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

(5)	Section 318 shall apply to: (a) the company, and (b) if the director is a director of an associated company, the associated company, as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6)	In this section: “associated company” and “provision” have the same meaning as in section 309A; and “qualifying third party indemnity provision” has the meaning given by section 309B(1).”

Section 310 provides:

“(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company:

(a)	from purchasing and maintaining for any such auditor insurance against any such liability, or

(b)	from indemnifying any such auditor against any liability incurred by him:

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or (ii) in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 337A provides:

“(1)	A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him: (a) in defending any criminal or civil proceedings, or (b) in connection with any application under any of the provisions mentioned in subsection (2).

(2)	The provisions are: section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3)	Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4)	Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than: (a) in the event of the director being convicted in the proceedings, the date when the conviction becomes final, (b) in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or (c) in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5)	For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6)	An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.”

Section 727 provides:

“(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where any case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Article 143 of the Articles of Association of the Registrant provides:

“Subject to and to the fullest extent permitted by the Act, but without prejudice to any indemnity to which he may be otherwise entitled:

(a)                every Director and alternate Director shall be entitled to be indemnified out of the assets of the Company against all costs and liabilities incurred by him in relation to any proceedings (whether civil or criminal) which relate to anything done or omitted or alleged to have been done or omitted by him as a Director or alternate Director save that no Director or alternate Director shall be entitled to be indemnified:

(i)	for any liability incurred by him to the Company or any associated company of the Company (as defined by the Act for these purposes);

(ii)	for any fine imposed in criminal proceedings which have become final;

(iii)	for any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;

(iv)	for any costs for which he has become liable in defending any criminal proceedings in which he is convicted and such conviction has become final;

(v)	for any costs for which he has become liable in defending any civil proceedings brought by the Company or an associated company in which a final judgment has been given against him; and

(vi)	for any costs for which he has become liable in connection with any application under sections 144(3) or (4) or 727 of the Act in which the court refuses to grant him relief and such refusal has become final.

(b)               every Director and alternate Director shall be entitled to have funds provided to him by the Company to meet expenditure incurred or to be incurred in any proceedings (whether civil or criminal) brought by any party which relate to anything done or omitted or alleged to have been done or omitted by him as a Director or alternate Director, provided that he will be obliged to repay such amount no later than:

(i)	in the event he is convicted in proceedings, the date when the conviction becomes final;

(ii)	in the event of judgment being given against him in proceedings, the date when the judgment becomes final; or

(iii)	in the event of the court refusing to grant him relief on any application under sections 144(3) or (4) or 727 of the Act, the date when the refusal becomes final.”

Article 144 of the Articles of Association of the Registrant provides:

“Subject to the Act, the Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a Director, alternate Director, Secretary or other officer or employee of any body corporate which is a member of the Group or in which the Company has an interest whether direct or indirect or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of any such body corporate is or has been interested indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, alternate Director, Secretary, officer, employee or trustee.”

The Registrant maintains directors’ and officers’ liability insurance coverage for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Exhibit

4.1	The Registrant’s Memorandum and Articles of Association, incorporated herein by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed on March 1, 2006.

4.2	Deposit Agreement, dated as of October 14, 2003, among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners from time to time of the ADSs issued thereunder, incorporated herein by reference to Exhibit 1 of the Registrant’s Form 6-K filed on November 10, 2003.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this registration statement).

The Registrant will submit or has submitted the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

Item 9.	Undertakings.

(a)      The undersigned Registrant hereby undertakes:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plans’ respective annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on March 1, 2006.

HANSON PLC

By:	/s/ Graham Dransfield

Graham Dransfield Legal Director Attorney in Fact

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Graham Dransfield such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such filing, as fully as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 1, 2006.

Signature	Title

/s/ Alan J. Murray
Director and Chief Executive
Alan J. Murray	(Principal Executive Officer of Registrant)

/s/ Jonathan C. Nicholls
Director and Finance Director
Jonathan C. Nicholls	(Principal Financial and Accounting Officer of Registrant)

/s/ Mike Welton
Chairman
Mike Welton

/s/ Graham Dransfield
Director and Legal Director
Graham Dransfield

/s/ Frank Blount
Non-executive Director
Frank Blount

Signature	Title

/s/ John Brady
Non-executive Director
John Brady

/s/ Sam Laidlaw
Non-executive Director
Sam Laidlaw

/s/ Jim Leng
Senior Non-executive Director
Jim Leng

/s/ Baroness Sheila Noakes
Non-executive Director
Baroness Sheila Noakes

/s/ Michael H. Hyer
Authorized Representative
Michael H. Hyer	in the United States

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the Hanson Building Materials America Retirement Savings and Investment Plan and the 401(k) Retirement Plan of Hanson Building Materials America have duly caused this registration statement to be signed on each Plan’s behalf by the undersigned, thereunto duly authorized, in Neptune, New Jersey on March 1, 2006.

HANSON BUILDING MATERIALS AMERICA RETIREMENT SAVINGS AND INVESTMENT PLAN

By:	/s/ James Guerriero

	Name:	James Guerriero
	Title:	Director-Benefits

THE 401(K) RETIREMENT PLAN OF HANSON BUILDING MATERIALS AMERICA

By:	/s/ James Guerriero

	Name:	James Guerriero
	Title:	Director-Benefits

Exhibit Index

4.1	The Registrant’s Memorandum and Articles of Association, incorporated herein by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed on March 1, 2006.

4.2	Deposit Agreement, dated as of October 14, 2003, among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial owners from time to time of the ADSs issued thereunder, incorporated herein by reference to Exhibit 1 of the Registrant’s Form 6-K filed on November 10, 2003.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this registration statement).